EXHIBIT 99.1

GenCorp Reports 2012 Second Quarter Results

SACRAMENTO, Calif., June 28, 2012 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the second quarter ended May 31, 2012.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Second Quarter of Fiscal 2012 compared to Second Quarter of Fiscal 2011

  Net sales for the second quarter of fiscal 2012 increased to $249.9 million compared to $229.9 million for the second quarter of fiscal 2011.
  Net income for the second quarter of fiscal 2012 was $1.7 million, or $0.03 diluted income per share, compared to a net income of $0.0 million for the second quarter of fiscal 2011.
  Adjusted EBITDAP (Non-GAAP measure) for the second quarter of fiscal 2012 was $26.7 million or 10.7% of net sales, compared to $26.0 million or 11.3% of net sales, for the second quarter of fiscal 2011.
  Segment performance (Non-GAAP measure) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $28.5 million for the second quarter of fiscal 2012, compared to $25.6 million for the second quarter of fiscal 2011.
  Cash provided by operating activities in the second quarter of fiscal 2012 was $29.3 million, compared to $14.6 million in the second quarter of fiscal 2011.
  Free cash flow (Non-GAAP measure) in the second quarter of fiscal 2012 was $23.6 million, compared to $9.9 million in the second quarter of fiscal 2011.
  As of May 31, 2012, the Company had $99.8 million in net debt (Non-GAAP measure) compared to $163.4 million as of May 31, 2011.

"We are very pleased to report growth in sales and cash flow generated from operations for the second quarter of 2012," said GenCorp Inc. President and CEO, and President, Aerojet - General Corporation, Scott J. Seymour. "We remain focused on delivering excellent performance to our customers, driving improvements and efficiencies across our operations, and creating value through the enhancement and expansion of our business."

Operations Review

Aerospace and Defense Segment

Net sales for the second quarter of fiscal 2012 were $247.7 million compared to $228.3 million for the second quarter of fiscal 2011. The increase in net sales was primarily due to increased deliveries on the Terminal High Altitude Area Defense ("THAAD") and Atlas V programs resulting in an increase of $19.0 million in net sales.

Net sales for the first half of fiscal 2012 were $448.0 million compared to $436.4 million for the first half of fiscal 2011. The increase in net sales was primarily due to the following: (i) increased deliveries on the THAAD program generating $10.4 million in additional net sales and (ii) increased engineering technology activities on the Triple Target Terminator contracts resulting in $8.7 million of additional net sales. The increase in net sales was partially offset by a reduction of $11.7 million in the various Standard Missile programs primarily from the timing of deliveries.

Segment performance for the second quarter of fiscal 2012 was income of $20.4 million, 8.2% of net sales, compared to income of $18.2 million, 8.0% of net sales, for the second quarter of fiscal 2011. The increase in the segment margin of 0.2 percentage points, compared to the comparable prior year period, was primarily driven by improved contract performance on tactical programs as a result of manufacturing efficiencies partially offset by lower performance on various space programs due to cost growth. In addition, environmental related costs increased by $1.5 million in the current period.

Segment margin was 8.9% and 9.0% for the first half of fiscal 2012 and 2011, respectively.

A summary of the Company's backlog is as follows:

	May 31,	November 30,
	2012	2011
	(In millions)
Funded backlog	$ 882	$ 902
Unfunded backlog	432	520
Total contract backlog	$ 1,314	$ 1,422

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Real Estate Segment

Net sales for the second quarter of fiscal 2012 were $2.2 million compared to $1.6 million for the second quarter of fiscal 2011. Segment performance for the second quarter of fiscal 2012 was income of $0.9 million compared to income of $1.1 million for the second quarter of fiscal 2011. Net sales for the first half of fiscal 2012 were $3.8 million compared to $3.3 million for the first half of fiscal 2011. Segment performance for the first half of fiscal 2012 was income of $2.0 million compared to income of $2.3 million for the first half of fiscal 2011. Net sales and segment performance consist primarily of rental property operations. Fiscal 2012 results included $0.6 million in land sales.

Additional Information

Debt Activity

The Company's debt activity during the first half of fiscal 2012 was as follows:

	November 30,	Cash	May 31,
	2011	Payments	2012
	(In millions)
Term loan	$ 50.0	$ (1.3)	$ 48.7
9 1/2% Senior Subordinated Notes	75.0	(75.0)	—
4 1/16% Convertible Subordinated Debentures	200.0	—	200.0
2 1/4% Convertible Subordinated Debentures	0.2	—	0.2
Other debt	1.2	(0.1)	1.1
Total Debt and Borrowing Activity	$ 326.4	$ (76.4)	$ 250.0

In addition, as of May 31, 2012, the Company had $60.6 million of outstanding letters of credit under the $100.0 million letters of credit subfacility compared to $67.1 million as of November 30, 2011.

Retirement Benefit Plans

As of the last measurement date at November 30, 2011, the Company's total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the qualified pension plan were approximately $1,296.8 million, $1,550.4 million, and $236.4 million, respectively. The total defined benefit pension assets were estimated to be $1,264.7 million as of May 31, 2012.

The Company does not expect to make any cash contributions to the tax-qualified defined benefit pension plan during fiscal years 2012 or 2013. The Pension Protection Act (the "PPA") requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of November 30, 2011, the Company has accumulated $59.5 million in prepayment credits as a result of advanced funding and it expects to apply these to satisfy any funding requirement during fiscal years 2012 and 2013.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard ("CAS") 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the PPA, the Company will recover portions of any required pension funding through its government contracts. Approximately 86% of the Company's unfunded pension benefit obligation as of November 30, 2011 is related to its government contracting business segment, Aerojet-General Corporation. Accordingly, the Company believes a significant portion of any future contributions to its tax-qualified defined benefit pension plan would be recoverable through its overhead rates on its U.S. government contracts.

The funded status of the pension plan is affected by the investment experience of the plan's assets, by any changes in U.S. law, and by changes in the statutory interest rates used by "tax-qualified" pension plans in the U.S. to calculate funding requirements or other plan experience. Accordingly, if the performance of the Company's plan assets does not meet the assumptions, if there are changes to the IRS regulations or other applicable law or if other actuarial assumptions are modified, the contributions to the Company's underfunded pension plan could be significant in future periods.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  cancellation or material modification of one or more significant contracts;
  future reductions or changes in U.S. government spending;
  negative audit of the Company's business by the U.S. government;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively implement the Company's enterprise resource planning system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release or explosion of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on our cash resources and could limit our ability to borrow additional funds or expand our operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  changes in the Company's contract-related accounting estimates;
  new accounting standards that could result in changes to the Company's methods of quantifying and recording accounting transactions;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended May 31,		Six months ended May 31,
	2012	2011	2012	2011
	(In millions, except per share amounts)
Net Sales	$ 249.9	$ 229.9	$ 451.8	$ 439.7
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	220.3	203.0	394.2	383.6
Selling, general and administrative	11.2	11.0	21.5	21.3
Depreciation and amortization	5.5	5.8	10.8	11.5
Other expense, net	2.6	1.7	4.5	2.9
Total operating costs and expenses	239.6	221.5	431.0	419.3
Operating income	10.3	8.4	20.8	20.4
Non-operating (income) expense:
Interest income	(0.1)	(0.3)	(0.3)	(0.6)
Interest expense	5.8	7.7	11.8	15.5
Total non-operating expense, net	5.7	7.4	11.5	14.9
Income from continuing operations before income taxes	4.6	1.0	9.3	5.5
Income tax provision	3.3	0.5	5.6	3.1
Income from continuing operations	1.3	0.5	3.7	2.4
Income (loss) from discontinued operations, net of income taxes	0.4	(0.5)	0.4	(1.2)
Net income	$1.7	$ —	$ 4.1	$ 1.2
Income Per Share of Common Stock
Basic
Income per share from continuing operations	$ 0.02	$ 0.01	$ 0.06	$ 0.04
Income (loss) per share from discontinued operations, net of income taxes	0.01	(0.01)	0.01	(0.02)
Net income per share	$ 0.03	$ —	$ 0.07	$ 0.02
Diluted
Income per share from continuing operations	$ 0.02	$ 0.01	$ 0.06	$ 0.04
Income (loss) per share from discontinued operations, net of income taxes	0.01	(0.01)	0.01	(0.02)
Net income per share	$ 0.03	$ —	$ 0.07	$ 0.02
Weighted average shares of common stock outstanding	59.0	58.7	58.9	58.6
Weighted average shares of common stock outstanding, assuming dilution	59.0	58.7	58.9	58.6

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended May 31,		Six months ended May 31,
	2012	2011	2012	2011
	(In millions)
Net Sales:
Aerospace and Defense	$ 247.7	$ 228.3	$ 448.0	$ 436.4
Real Estate	2.2	1.6	3.8	3.3
Total Net Sales	$ 249.9	$ 229.9	$ 451.8	$ 439.7
Segment Performance:
Aerospace and Defense	$ 27.6	$ 24.5	$ 52.5	$ 51.8
Environmental remediation provision adjustments	(2.3)	(0.8)	(2.8)	(1.8)
Retirement benefit plan expense	(4.7)	(5.3)	(9.4)	(10.5)
Unusual items	(0.2)	(0.2)	(0.4)	(0.4)
Aerospace and Defense Total	20.4	18.2	39.9	39.1
Real Estate	0.9	1.1	2.0	2.3
Total Segment Performance	$ 21.3	$ 19.3	$ 41.9	$ 41.4
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$ 21.3	$ 19.3	$ 41.9	$ 41.4
Interest expense	(5.8)	(7.7)	(11.8)	(15.5)
Interest income	0.1	0.3	0.3	0.6
Stock-based compensation expense	(1.3)	(1.7)	(2.2)	(2.9)
Corporate retirement benefit plan expense	(5.6)	(6.3)	(11.1)	(12.7)
Corporate and other	(3.7)	(2.9)	(7.4)	(5.6)
Unusual items	(0.4)	—	(0.4)	0.2
Income from continuing operations before income taxes	$ 4.6	$ 1.0	$ 9.3	$ 5.5

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheets
	May 31, 2012	November 30, 2011
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$ 150.2	$ 188.0
Accounts receivable	107.8	107.0
Inventories	37.4	49.5
Recoverable from the U.S. government and other third parties for environmental remediation costs	22.3	23.6
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	18.0	21.5
Income taxes	3.2	5.3
Total Current Assets	344.9	400.9
Noncurrent Assets
Property, plant and equipment, net	127.7	126.9
Real estate held for entitlement and leasing	64.4	63.3
Recoverable from the U.S. government and other third parties for environmental remediation costs	109.9	114.1
Receivable from Northrop	66.8	66.3
Goodwill	94.9	94.9
Intangible assets	14.6	15.4
Other noncurrent assets, net	50.8	57.7
Total Noncurrent Assets	529.1	538.6
Total Assets	$ 874.0	$ 939.5

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 2.8	$ 2.8
Accounts payable	39.6	33.8
Reserves for environmental remediation costs	38.5	40.7
Postretirement medical and life benefits	6.8	6.8
Advance payments on contracts	101.4	108.5
Deferred income taxes	8.8	3.1
Other current liabilities	99.7	104.1
Total Current Liabilities	297.6	299.8
Noncurrent Liabilities
Senior debt	46.2	47.5
Senior subordinated notes	—	75.0
Convertible subordinated notes	200.2	200.2
Other debt	0.8	0.9
Deferred income taxes	0.3	4.5
Reserves for environmental remediation costs	146.4	149.9
Pension benefits	225.4	236.4
Postretirement medical and life benefits	67.4	68.4
Other noncurrent liabilities	61.0	64.1
Total Noncurrent Liabilities	747.7	846.9
Total Liabilities	1,045.3	1,146.7
Commitments and Contingencies
Redeemable common stock	4.2	4.4
Shareholders' Deficit
Preference stock	—	—
Common stock	5.9	5.9
Other capital	263.7	261.2
Accumulated deficit	(175.2)	(179.3)
Accumulated other comprehensive loss, net of income taxes	(269.9)	(299.4)
Total Shareholders' Deficit	(175.5)	(211.6)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$ 874.0	$ 939.5

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Six months ended May 31,
	2012	2011
	(In millions)
Operating Activities
Net income	$ 4.1	$ 1.2
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(0.4)	1.2
Depreciation and amortization	10.8	11.5
Amortization of debt discount and financing costs	1.2	3.4
Stock-based compensation	2.2	2.9
Retirement benefit expense	20.5	23.2
Tax benefit on stock-based awards	(0.7)	—
Loss (gain) on debt redeemed\repurchased	0.4	(0.2)
Changes in assets and liabilities	9.3	(10.7)
Net cash provided by continuing operations	47.4	32.5
Net cash used in discontinued operations	(0.1)	(0.3)
Net Cash Provided by Operating Activities	47.3	32.2
Investing Activities
Marketable securities activity, net	—	11.7
Proceeds from sale of property	0.6	—
Capital expenditures	(9.3)	(6.7)
Net Cash (Used in) Provided by Investing Activities	(8.7)	5.0
Financing Activities
Tax benefit on stock-based awards	0.7	—
Debt issuance costs	(0.3)	—
Debt repayments	(76.4)	(7.4)
Vendor financing repayments	(0.4)	(0.5)
Net Cash Used in Financing Activities	(76.4)	(7.9)
Net (Decrease) Increase in Cash and Cash Equivalents	(37.8)	29.3
Cash and Cash Equivalents at Beginning of Year	188.0	181.5
Cash and Cash Equivalents at End of Year	$ 150.2	$ 210.8

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP income from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income, as determined in accordance with GAAP.

	Three months ended May 31,		Six months ended May 31,
	2012	2011	2012	2011
	( In millions, except percentage amounts)
Income from continuing operations before income taxes	$ 4.6	$ 1.0	$ 9.3	$ 5.5
Interest expense	5.8	7.7	11.8	15.5
Interest income	(0.1)	(0.3)	(0.3)	(0.6)
Depreciation and amortization	5.5	5.8	10.8	11.5
Retirement benefit plan expense	10.3	11.6	20.5	23.2
Unusual items
Legal related matters	0.2	0.2	0.4	0.4
Loss (gain) on debt redeemed\repurchased	0.4	—	0.4	(0.2)
Adjusted EBITDAP	$ 26.7	$ 26.0	$ 52.9	$ 55.3
Adjusted EBITDAP as a percentage of net sales	10.7%	11.3%	11.7%	12.6%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful to investors because they permit investors to view the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended May 31,		Six months ended May 31,
	2012	2011	2012	2011
	(In millions)
Cash provided by operating activities	$ 29.3	$ 14.6	$ 47.3	$ 32.2
Capital expenditures	(5.7)	(4.7)	(9.3)	(6.7)
Free cash flow	$ 23.6	$ 9.9	$ 38.0	$ 25.5

	May 31, 2012	May 31, 2011
	(In millions)
Debt principal	$ 250.0	$ 389.2
Cash and cash equivalents	(150.2)	(210.8)
Marketable securities	—	(15.0)
Net debt	$ 99.8	$ 163.4

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors: Kathy Redd
         chief financial officer
         916.355.2361

         Media: Glenn Mahone
         vice president, communications
         202.302.9941